Exhibit 3

EXECUTION VERSION

PACIFIC GAS AND ELECTRIC COMPANY

ASSIGNMENT AGREEMENT

For the PG&E Fire Victim Trust Pursuant to the Restructuring Support Agreement

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT, dated as of July 1, 2020 (this “Agreement”), is entered into by and among Pacific Gas and Electric Company, a California Corporation (the “Utility”), PG&E Corporation, a California corporation (“HoldCo” and, together with the Utility, the “Debtors”), and Hon. John K. Trotter (Ret.) (the “Trustee”), solely in his capacity as trustee of the PG&E Fire Victim Trust, a statutory trust created under the Delaware Statutory Trust Act (the “Trust”) established in connection with the Plan.

WHEREAS, on January 29, 2019, the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”);

WHEREAS, on December 6, 2019, the Debtors entered into a Restructuring Support Agreement, as amended on December 16, 2019 (as amended, supplemented or otherwise modified from time to time, the “RSA”), with the Tort Claimants Committee, the Consenting Fire Claimant Professionals and the Shareholder Proponents, pursuant to which each party thereto agreed, upon the terms and subject to the conditions set forth therein, to support the Debtors’ amended plan of reorganization;

WHEREAS, on December 12, 2019, the Debtors and the Shareholder Proponents filed the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization (as amended on January 31, 2020, March 9, 2020, March 16, 2020, May 22, 2020 and June 19, 2020 and as may be further amended, supplemented or otherwise modified from time to time, the “Plan”);

WHEREAS, on June 20, 2020, the Bankruptcy Court issued an order confirming the Plan (the “Confirmation Order”);

WHEREAS, upon the effective date of the Plan and pursuant to the Plan, the Debtors will transfer to the Trust, upon the terms and subject to the conditions set forth in the RSA and the Plan, 476,995,175 shares of HoldCo common stock, no par value (the “Initial Trust Shares”, together with any shares issued pursuant to Section 2(b), the “Trust Shares”) (which number of shares assumes that all shares issuable under the Forward Stock Purchase Agreements (as defined below) are issued on the Effective Date and that no Option Securities (as defined below) have been issued on the Effective Date);

WHEREAS, in connection with the offering by HoldCo of equity units (the “Equity Units Offering”), HoldCo has entered into an underwriting agreement with the representatives of the underwriters for the Equity Units Offering, pursuant to which the underwriters for the Equity Units Offering will have the option to purchase additional equity units (the “Option Securities”);

WHEREAS, HoldCo has entered into certain prepaid forward stock purchase agreements (the “Forward Stock Purchase Agreements”) with certain investors in an aggregate face amount of $522,727,273, pursuant to which such investors have agreed to purchase shares of HoldCo common stock on the date that is the later of (i) the first business day following July 25, 2020 and (ii) the last Mandatory Redemption Settlement Date (as defined in the Forward Stock Purchase Agreements) (such later date, the “Settlement Date”); and

WHEREAS, the Debtors have agreed to transfer to the Trust additional shares of HoldCo common stock if certain Option Securities are issued.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

SECTION 2. Assignment. (a) The Debtors hereby agree that the Utility hereby conveys, assigns and transfers to the Trust, and the Trust hereby acquires and accepts from the Utility, all right, title and interest in, to and under the Initial Trust Shares.

(b) If, as of the Settlement Date, HoldCo has issued any Option Securities, then the Debtors agree to cause to be transferred to the Trust an additional number of shares of HoldCo common stock such that the Trust would own 22.19% of HoldCo common stock based on the number of fully diluted shares of HoldCo (calculated using the treasury stock method) that would have been outstanding as of the Effective Date (assuming (i) subject to clause (ii), all equity offerings and all other equity transactions specified in the Plan, including without limitation, equity issuable upon the exercise of any rights or the conversion or exchange of or for any other securities, are consummated and settled on the Effective Date, but excluding any future equity issuance not specified by the Plan, and (ii) all Option Securities that were actually issued to the underwriters on or prior to the Settlement Date were issued on the Effective Date and that a face amount of purchase contracts under the Forward Stock Purchase Agreements corresponding to the gross proceeds received by HoldCo in respect of such Option Securities were redeemed on the Effective Date); it being agreed that the maximum number of shares to be transferred to the Trust pursuant to this Section 2 would be 477,743,590 shares of HoldCo common stock (i.e., 748,415 additional shares pursuant to this Section 2(b)) assuming that the maximum number of Option Securities are issued.

SECTION 3. Representations of the Utility. The Debtors, jointly and severally, represent and warrant to the Trust as follows:

(a) Each Debtor has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and each Debtor has duly authorized all requisite corporate action with respect to this Agreement and the consummation of the transactions contemplated hereby.

(b) No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit either Debtor to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received.

(c) The Trust Shares when assigned and transferred to the Trust as set forth herein and in the Plan and the Confirmation Order shall be validly issued, fully paid and nonassessable, free and clear of all liens and encumbrances (other than those imposed by securities laws, the Registration Rights Agreement entered into of even date herewith between the Trust and HoldCo and any associated so called “lock-up agreements”).

SECTION 4. Representations of the Trust. The Trust represents and warrants to the Debtors as follows:

(a) The Trust is not an “underwriter” as defined under section 1145(b) of the Bankruptcy Code.

(b) The Trust has the requisite power and authority under the Delaware Statutory Trust Act to execute and deliver this Agreement and to perform its obligations hereunder, and the consummation by the Trust of the transactions contemplated hereby have been duly authorized by all action required under the Delaware Statutory Trust Act.

(c) No third-party consents or approvals (including governmental consents or approvals) are required to be obtained, made or given in order to permit the Trust to execute and deliver this Agreement and to perform its obligations hereunder except for any that have been received.

(d) The Trust is not acquiring the Trust Shares with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws.

SECTION 5. Trust Acknowledgements. The Trust further acknowledges the following as of the date hereof:

(a) The Trust Shares issued pursuant hereto are expected to be eligible for participation in the Depository Trust Company (“DTC”) system, and such shares will only be delivered to the DTC Participant Account indicated herein.

DTC Participant Account: Morgan Stanley LLC (DTC #0015)

(b) The Confirmation Order provides that the assignment to the Trust of Trust Shares is exempt from registration under the Securities Act and under any state securities laws pursuant to section 1145 of the Bankruptcy Code.

SECTION 6. Additional Terms. This Agreement is made pursuant to, and is subject to the terms of, the Plan, the RSA and the Confirmation Order. Nothing contained in this Agreement is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the parties under the Plan, the RSA or the Confirmation Order, and in the event of any conflict between the terms and provisions hereof and the terms and provisions of the Plan, the RSA or the Confirmation Order,, the terms and provisions of the Plan, the RSA or the Confirmation Order, as applicable, shall control.

SECTION 7. Survival. Section 3(c), Section 6, Section 7, Section 8 and Section 9 shall survive termination of this Agreement. This Agreement shall terminate following the delivery of the Trust Shares to the Trust in accordance with this Agreement.

SECTION 9. Interpretation of this Agreement.

(a) Governing Law; Jurisdiction; Jury Trial.

(i) Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, the rights, duties, and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law thereof to the extent they would result in the application of the laws of any other jurisdiction.

(ii) Each party hereto: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the jurisdiction of state and federal courts with competent jurisdiction located in the State of California; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 9(d) or at such other address which has been notified to the Parties hereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(iii) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

(b) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(c) Terms Generally. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs or clauses shall be deemed references to Sections, paragraphs, subparagraphs or clauses of this Agreement, unless the context requires otherwise. Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Unless expressly stated otherwise, any law defined or referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor laws and references to all attachments thereto and instruments incorporated therein.

(d) Notices. Any notice, request, instruction, consent, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (a) upon delivery when personally delivered; (b) on the delivery date after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); (c) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid; or (d) at the time when a “read receipt” is received (or the first Business Day following such receipt if the date of such receipt is not a Business Day) if sent by email, in each case, to the recipient at the address or email, as applicable, indicated below:

If to the Debtors:

PG&E Corporation

77 Beale Street

San Francisco, CA 94105

Attention: Janet Loduca, Senior Vice President and General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attention: Richard Hall, Nicholas A. Dorsey and C. Daniel Haaren

If to the Trust:	Hon. John K. Trotter (Ret.), Trustee PG&E Fire Victim Trust Two Embarcadero Center Suite 1500 San Francisco, CA 94111

with a copy to:

Cathy Yanni, Claims Administrator

PG&E Fire Victim Trust

Two Embarcadero Center

Suite 1500

San Francisco, CA 94111

Brown Rudnick LLP

7 Times Square

New York, NY 11036

Attn: David J. Molton, Esq., Gerard T. Cicero, Esq.

provided, however, if any party shall have designated a different addressee and/or contact information by notice in accordance with this Section 9(d), then to the last addressee as so designated.

(e) Assignment; Successors. This Agreement is not assignable by either party without the prior written consent of the other party. This Agreement and the rights, powers and duties set forth herein will inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. The provisions of this Agreement are for the sole benefit of the parties and their successors and permitted assigns, and it will not be construed as conferring any rights on any third party, including any third party beneficiary rights.

(f) Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement. All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a PDF signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PG&E CORPORATION

By:	/s/ Mari Becker
Name: Mari Becker
Title: Senior Director & Treasurer

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ Mari Becker
Name: Mari Becker
Title: Senior Director & Treasurer

[Signature Page to Assignment Agreement]

JUSTICE JOHN K. TROTTER (RET.), ACTING ON BEHALF OF THE PG&E FIRE VICTIM TRUST

By:	/s/ John K. Trotter
Name: John K. Trotter
Title: Trustee

[Signature Page to Assignment Agreement]